PROSPECTUS SUPPLEMENT NO. 5                     FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED MAY 6, 1998                       REGISTRATION NO. 333-51897

                                  $885,500,000
                           NETWORKS ASSOCIATES, INC.
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018


     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") of Networks Associates, Inc. (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated May 6, 1998, which is to be delivered with the Prospectus Supplement. All capitalized terms used herein but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures of the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                                     Principal Amount     Percentage of          Number of          Percentage of
                                         of Notes            Notes           Conversion Shares       Common Stock
         Name                        That May Be Sold      Outstanding      That May Be Sold(1)     Outstanding(2)
--------------------------           ----------------     -------------     -------------------     --------------
McMahan Securities                       $100,000               *                     569                 *
Company, L.P.

Franklin and Marshall College            $410,000               *                   2,333                 *

State Street Bank Custodian            $2,810,000               *                  15,994                 *
for GE Pension Trust

Bankers Trust Trustee for              $5,300,000               *                  30,167                 *
Chrysler Corp. Emp. #1
Pension Plan dated 4/1/89

Chase Manhattan NA Trustee             $9,030,000               1%                 51,398                 *
for IBM Retirement Plan

--------------------
*   Less than 1%

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.692 shares of Common Stock per $1000 principal amount of Debentures; such conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 71,718,576 shares of Common Stock outstanding as of March 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

                                ---------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                ---------------

         The date of this Prospectus Supplement is September 17, 1998.